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                                                                   EXHIBIT 99.1

COMPANY PRESS RELEASE

EBT ANNOUNCES ELECTRONIC BILLBOARD SALES AGREEMENT AND INITIAL ORDER

MAKES ENTRANCE INTO EUROPEAN MARKET

AUSTIN, Texas--(BUSINESS WIRE)--Oct. 5, 1999--SI Diamond Technology Inc.'s (OTC BB:SIDT) wholly owned subsidiary, Electronic Billboard Technology Inc. (EBT), Tuesday announced the signing of a billboard sales agreement and the receipt of a deposit for a sun visible electronic billboard to be installed in Great Britain.

The sales agreement includes certain exclusivity rights in Great Britain and Ireland based upon sales performance.

According to the sales agreement, EBT will be paid for the cost of the billboard plus a percentage of the advertising revenue generated by the billboard or a percentage of the profits if the billboard is sold to a third party.

"We are very excited to be entering the European market with our full color sun visible electronic billboard product," said Marc Eller, chairman and chief executive officer. "We look forward to additional orders from Great Britain, as well as other European and Asian countries," continued Eller.

SI Diamond Technology is a holding company consisting of three operating subsidiaries. The Field Emission Picture Element Technology Inc. (FEPET) subsidiary is developing products for applications utilizing SIDT's proprietary field emission technology and is owned 95 percent by SIDT.

The wholly owned Electronic Billboard Technology (EBT) subsidiary is geared toward the commercialization of electronic digitized sign technology. Sign Builders of America Inc. (SBOA), a wholly owned subsidiary of EBT is a manufacturer of high-quality signage.

Safe Harbor Statement

This news release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The company's actual results could differ materially from those projected in the forward-looking information. Future results may be impacted by risk factors listed from time to time in SIDT's SEC reports. SI Diamond Technology Inc. disclaims any intent or obligation to update forward-looking information.

Contact:
     SI Diamond Technology Inc.
     Olga Tikhonski, 512/339-5020 (ext. 117)